Exhibit 99.1

Hercules Capital Reports Second Quarter 2022

Financial Results

Record 1H 2022 Total Gross Debt and Equity Commitments of $1.66 Billion

Record 1H 2022 Gross Fundings of $790.7 Million

Record 1H 2022 Net Debt Investment Portfolio Growth of $359.8 Million

Record Q2 Total Gross Debt and Equity Commitments of $1.04 Billion

Increased the Company’s Quarterly Base Cash Distribution to $0.35 per Share

Increased Available Liquidity to over $775 Million Through A Series of Capital Markets Transactions

Undistributed Earnings Spillover of $150.5 Million, or $1.18(1) per Ending Shares Outstanding

Q2 2022 Financial Achievements and Highlights

•	Net Investment Income “NII” of $40.1 million, or $0.32 per share, an increase of 8.6% year-over-year

•	Total Investment Income of $72.1 million, an increase of 3.7% year-over-year

•	Record Q2 total gross debt and equity commitments of $1.04 billion

•	Net Hercules’ debt and equity commitments of $712.1 million(2)

•	Total gross fundings of $439.1 million

•	Total net Hercules’ fundings of $310.4 million(2)

•	Unscheduled early principal repayments or “early loan repayments” of $33.0 million, a decrease of 61.1% from $84.9 million in Q1 2022

•	$779.7 million of available liquidity, subject to existing terms and covenants

•	12.0% Return on Average Equity “ROAE” (NII/Average Equity)

•	5.9% Return on Average Assets “ROAA” (NII/Average Assets)

•	GAAP leverage of 114.5% and regulatory leverage of 101.3%(3)

•	Net GAAP leverage (includes SBA debentures and excludes cash) of 105.8% and net regulatory leverage (excludes SBA debentures and cash) of 92.7%

•	Net Asset Value “NAV” of $10.43, a decrease of 3.6% from Q1 2022

•	11.5% GAAP Effective Yield and 11.3% Core Yield(4), a non-GAAP measure

Year-to-date ending June 30, 2022 Financial Highlights

•	NII of $75.9 million, or $0.62 per share, an increase of 6.1% year-over-year

•	Total investment income of $137.3 million

•	Record 1H 2022 new equity and debt commitments of $1.66 billion, an increase of 70.7% year-over-year

•	Record 1H 2022 total fundings of $790.7 million, an increase of 24.7% year-over-year

•	Record 1H 2022 net debt investment portfolio growth of $359.8 million

•	Unscheduled early loan repayments of $117.9 million

Footnotes:

(1)	$1.21 per Weighted Average Shares Outstanding
(2)

Net Hercules’ commitments and fundings are net of what was assigned to or directly committed or funded by the Adviser Funds which are external vehicles managed by Hercules Adviser LLC “Hercules Adviser” during the quarter

(3)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debentures
(4)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., July 28, 2022 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the second quarter ended June 30, 2022.

“After delivering record new commitments and fundings for Q1 2022, Hercules continued its momentum in Q2 with record gross new debt and equity commitments of over $1 billion, bringing the total for the 1H 2022 to a record $1.66 billion,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “Fundings for Q2 totaled over $439 million which brought 1H 2022 fundings to a record of over $790 million. We expect the originations environment to remain attractive and drive strong growth of our portfolio of interest generating assets, which produced record core income of more than $70 million in Q2. The growing debt investment portfolio and rising interest rate environment also enables us to increase our quarterly base distribution to $0.35 per share and supports our ability to grow our core income and NII over the remainder of the year assuming the market remains favorable.”

Bluestein added, “Our mandate to maintain a strong and diversified balance sheet was supported by multiple events this quarter, including: the addition of our fourth investment grade rating from Fitch Ratings; the expansion of the capacity of our credit facilities to $770.0 million and the raising of $200.0 million in institutional debt—all of which backs our continued strong growth. By adhering to our historical disciplined approach on new underwritings, especially given the current equity market volatility, and closely monitoring our debt investment portfolio, we remain steadfast in our efforts to deliver the best possible total shareholder returns for 2022.”

Q2 2022 Review and Operating Results

Debt Investment Portfolio

Hercules delivered record total gross new debt and equity commitments totaling $1.04 billion and gross new fundings totaling $439.1 million.

During the second quarter, Hercules realized early loan repayments of $33.0 million, which along with normal scheduled amortization of $32.3 million, resulted in total debt repayments of $65.3 million.

The new debt investment origination and funding activities led to a net debt investment portfolio increase of $169.1 million during the second quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q1 2022 to Q2 2022

		Equity & Other
(in millions)	Debt	Investments	Warrants	Total Portfolio
Balances at Cost at 3/31/22	$2,410.3	$146.0	$30.1	$2,586.4

New fundings(a)	424.6	13.2	1.3	439.1
Fundings assigned to or directly funded by Adviser Funds	(125.7)	(2.7)	(0.3)	(128.7)
Proceeds from sale of debt investments	(73.5)	—	—	(73.5)
Principal payments received on investments	(32.3)	—	—	(32.3)
Early payoffs	(33.0)	—	—	(33.0)
Net changes attributed to conversions, liquidations, and fees	9.0	(2.0)	(1.7)	5.3

Net activity during Q2 2022	169.1	8.5	(0.7)	176.9

Balances at Cost at 6/30/22	$2,579.4	$154.5	$29.4	$2,763.3

Balances at Value at 3/31/22	$2,391.3	$163.1	$37.9	$2,592.3

Net activity during Q2 2022	169.1	8.5	(0.7)	176.9
Net change in unrealized appreciation (depreciation)	(9.5)	(31.5)	(9.3)	(50.3)

Total net activity during Q2 2022	159.6	(23.0)	(10.0)	126.6

Balances at Value at 6/30/22	$2,550.9	$140.1	$27.9	$2,718.9

(a) No revolver fundings or payoffs during Q2 2022.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Ending Balance at Cost	$2,579.4	$2,410.3	$2,219.6	$2,262.7	$2,238.8
Weighted Average Balance	$2,507.3	$2,293.3	$2,204.6	$2,193.4	$2,192.5

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
First Lien Senior Secured	74.3%	72.9%	77.0%	80.8%	82.1%
Floating Rate w/Floors	94.9%	94.7%	94.0%	95.9%	96.8%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 11.5% during Q2 2022 and remained unchanged with Q1 2022. The Company realized $33.0 million of early loan repayments in Q2 2022 compared to $84.9 million in Q1 2022, or a decrease of 61.1%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.3% during Q2 2022, within the Company’s expected range of 11.0% to 11.5%, and increased slightly compared to 11.1% for Q1 2022. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $72.1 million for Q2 2022, compared to $69.6 million in Q2 2021. The increase is primarily attributable to a higher weighted average debt investment portfolio balance offset by a lower level of early payoffs between periods.

Non-interest and fee expenses were $20.9 million in Q2 2022 versus $17.1 million for Q2 2021. The increase was primarily due to an increase in total employee compensation expenses due to increased levels of origination activities between periods.

Interest expense and fees were $14.2 million in Q2 2022, compared to $16.7 million in Q2 2021. The decrease was primarily due to lower cost of debt from the refinancing completed in 2021 and early 2022.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 4.0% in Q2 2022, as compared to 5.4% for Q2 2021. The decrease is primarily due to the refinancing completed in 2021 and early 2022 and higher utilization of the lower cost SBA loans.

NII – Net Investment Income

NII for Q2 2022 was $40.1 million, or $0.32 per share, based on 124.3 million basic weighted average shares outstanding, compared to $37.0 million, or $0.32 per share, based on 114.7 million basic weighted average shares outstanding in Q2 2021. The increase is primarily attributable to an increase in total interest income driven primarily by record core interest income combined with slightly lower total net operating expenses.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2022, (including net loan, warrant and equity activity and excluding loss on debt extinguishment and other non-credit related losses) on investments, totaled ($55.1) million, on a GAAP basis, spanning nearly 18 years of investment activities.

When compared to total net new debt investment commitments during the same period of over $14.6 billion, the total realized gain/(loss) since inception of ($55.1) million represents approximately 38 basis points (“bps”), or 0.38%, of cumulative debt commitments, or an effective annualized loss rate of 2.1 bps, or 0.021%.

Realized Gains/(Losses)

During Q2 2022, Hercules had net realized losses of ($2.1) million comprised of gross realized gains of $1.2 million due to the sale of equity and warrant investments, offset by ($3.3) million due to the write off of equity and warrants of ($1.3) million and the sale of one public equity position of ($2.0) million.

Unrealized Appreciation/(Depreciation)

During Q2 2022, Hercules recorded ($48.3) million of net unrealized depreciation on our investments, net of the impact of foreign currency movements. This is primarily attributable to ($35.4) million of net unrealized depreciation attributable to valuation movements on the publicly traded equity and warrant investments, ($8.1) million attributable to valuation movements on privately traded equity, warrant and investment funds, ($7.5) million of net unrealized depreciation on debt investments, and $2.7 million of unrealized appreciation due to the reversal of unrealized depreciation upon a realization event, net foreign exchange movements and other net unrealized depreciation.

Portfolio Asset Quality

As of June 30, 2022, the weighted average grade of the debt investment portfolio, at cost, was 2.13, compared to 2.10 as of March 31, 2022, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of June 30, 2022, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading (at Fair Value), Q2 2022 - Q2 2021 ($ in millions)
	Q2 2022		Q1 2022		Q4 2021		Q3 2021		Q2 2021
Grade 1 - High	$484.0	19.0%	$469.0	19.6%	$409.0	18.5%	$692.1	30.6%	$637.2	28.4%
Grade 2	$1,312.2	51.4%	$1,280.3	53.6%	$1,208.3	54.7%	$1,103.8	48.8%	$1,192.7	53.1%
Grade 3	$739.8	29.0%	$631.8	26.4%	$581.4	26.3%	$458.2	20.2%	$403.8	18.0%
Grade 4	$13.0	0.5%	$10.2	0.4%	$8.3	0.4%	$8.3	0.4%	$8.4	0.4%
Grade 5 - Low	$1.8	0.1%	$—	0.0%	$2.6	0.1%	$1.1	0.0%	$1.3	0.1%

Weighted Avg. (at Cost)	2.13		2.10		2.10		1.92		1.93

Non-Accruals

The number of loans on non-accrual increased by one loan quarter-over-quarter. As of June 30, 2022, the Company had two (2) debt investment on non-accrual with an investment cost and fair value of approximately $19.7 million and $1.9 million, respectively, or 0.7% and 0.1% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to March 31, 2022, the Company had (1) debt investment on non-accrual with an investment cost and fair value of approximately $13.3 million and $0.1 million, respectively, or 0.5% and 0.0% as a percentage of the total investment portfolio at cost and value, respectively.

	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Total Investments at Cost	$2,763.3	$2,586.4	$2,390.9	$2,425.4	$2,399.0
Loans on non-accrual as a % of Total Investments at Value	0.1%	0.0%	0.4%	0.3%	0.3%
Loans on non-accrual as a % of Total Investments at Cost	0.7%	0.5%	1.0%	1.0%	1.0%

Liquidity and Capital Resources

The Company ended Q2 2022 with $779.7 million in available liquidity, including $115.3 million in unrestricted cash and cash equivalents, and $664.4 million in available credit facilities, subject to existing terms, advance rates, regulatory and covenant requirements.

During Q2 2022, the Company sold 4.0 million shares of common stock under the equity ATM program for total net proceeds of approximately $61.9 million, including $0.7 million of offering expenses. As of June 30, 2022, approximately 14.2 million shares remain available for issuance and sale under the agreement.

On June 22, 2022, Hercules Capital Funding Trust 2022-1, a newly-formed wholly owned, indirect subsidiary of Hercules, issued $150.0 million of class A notes backed by senior secured loans. The class A notes bear interest at a fixed rate of 4.95%. The notes have a legal final payment date of July 20, 2031, and an expected weighted average life of 3.1 years.

On June 23, 2022, the Company completed a private investment grade bond offering in aggregate principal amount of $50.0 million 6.00% Notes due June 2025. The institutional bonds due 2025 were initially assigned a BBB+ rating by Kroll Bond Rating Agency.

Bank Facilities

On June 14, 2022, the Company announced that it had increased its existing credit facilities with MUFG Bank, Ltd. (“MUFG”)(formerly MUFG Union Bank, as lead lender) to $545.0 million from $400.0 million, and Sumitomo Mitsui Banking Corporation (“SMBC”) to $175.0 million from $100.0 million, subject to borrowing base, leverage and other restrictions, respectively. The maturity dates for each credit facility remain the same. On June 29, 2022, the Company further increased its existing SMBC credit facility to $225.0 million from $175.0 million.

As of June 30, 2022, there were $82.0 million outstanding borrowings under Hercules’ $545.0 million committed credit facility with MUFG as Agent and $23.6 million of outstanding borrowings under Hercules’ $225.0 million committed credit facility with SMBC.

Leverage

As of June 30, 2022, Hercules’ GAAP leverage ratio, including its SBA debentures, was 114.5%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 101.3% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $115.3 million), was 92.7%. Hercules’ net leverage ratio, including its SBA debentures, was 105.8%.

Available Unfunded Commitments – Representing 17.0% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the credit agreements the Company enters into with its portfolio companies contain customary lending provisions that allow us relief from funding obligations for previously made commitments in instances where the underlying company experiences materially adverse events that affect the financial condition or business outlook for the company. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2022, the Company had $488.9 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 17.0% of Hercules’ total assets. This increased from the previous quarter of $371.3 million of available unfunded commitments or 13.8% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $1.04 billion in new debt and equity commitments in Q2 2022, Hercules has pending commitments of $171.4 million in signed non-binding term sheets outstanding as of July 26, 2022. Since the close of Q2 2022 and as of July 26, 2022, Hercules has closed new gross debt and equity commitments of $250.2 million and funded $86.8 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing and some portion may be assigned or allocated to or directly originated by private funds managed by Hercules Adviser prior to or after closing.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2022 Closed Commitments(a)(c)	$1,659.2
Q3 2022 Closed Commitments (as of July 26, 2022)(a)(c)	$250.2
Year-to-Date 2022 Closed Commitments (as of July 26, 2022) (a)(c)	$1,909.4
Q3 2022 Pending Commitments (as of July 26, 2022)(b)	$171.4
Year-to-Date 2022 Closed and Pending Commitments(a)(b)(c)	$2,080.8

Notes:

a.

Closed Commitments may include renewals of existing credit facilities and equity commitments. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
c.	Gross commitments before assignments to or direct originations by the Adviser Funds.

Net Asset Value

As of June 30, 2022, the Company’s net assets were $1.33 billion, compared to $1.33 billion at the end of Q1 2022. NAV per share decreased 3.6% to $10.43 on 127.3 million outstanding shares of common stock as of June 30, 2022, compared to $10.82 on 123.2 million outstanding shares of common stock as of March 31, 2022. The decrease in NAV per share was primarily attributed to the net change in unrealized depreciation on publicly traded equity and warrants between periods and the supplemental distribution of $0.15 per share.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 94.9% of its debt investment portfolio being priced at floating interest rates as of June 30, 2022, with a Prime or Non-Prime based (LIBOR, SOFR or BSBY) interest rate floor, combined with 93.1% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of June 30, 2022, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net
Basis Point Change	Income(1)	Expense	Income	EPS(2)
(75)	$(15,133)	$(1,496)	$(13,637)	$(0.11)
(50)	$(10,494)	$(997)	$(9,497)	$(0.08)
(25)	$(5,391)	$(499)	$(4,892)	$(0.04)
25	$6,069	$499	$5,570	$0.04
50	$12,225	$997	$11,228	$0.09
75	$18,393	$1,496	$16,897	$0.14
100	$24,790	$1,995	$22,795	$0.18
200	$50,272	$3,990	$46,282	$0.37

(1)	Source: Hercules Capital Form 10-Q for Q2 2022
(2)	EPS calculated on basic weighted shares outstanding of 124,255. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 78 portfolio companies with a fair value of $137.8 million and a cost basis of $152.2 million as of June 30, 2022. On a fair value basis, 42.5% or $59.6 million is related to public equity positions.

Warrant Portfolio

Hercules held warrant positions in 103 portfolio companies with a fair value of $27.9 million and a cost basis of $29.4 million as of June 30, 2022. On a fair value basis, 21.2% or $5.9 million is related to public warrant positions.

Portfolio Company IPO and M&A Activity in Q2 2022

As of July 25, 2022, Hercules held debt, warrant or equity positions in three (3) portfolio companies that have completed or announced an IPO or M&A event, and two (2) companies that have registered for their IPOs or have entered into definitive agreements to go public via a merger or special purpose acquisition company, or “SPAC,” including:

IPO Activity in Q2 2022

Completed:

•

In April 2022, Hercules’ portfolio company HilleVax, Inc. (NASDAQ: HLVX), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel vaccine candidates, completed its initial public offering at an initial price of $17.00 per share on the Nasdaq Global Select Market. Hercules initially committed $75.0 million in venture debt financing beginning in April 2022 and currently holds 235,295 shares of common stock as of June 30, 2022.

•

In May 2022, Hercules’ portfolio company Grove Collaborative (NYSE: GROV), a leading sustainable consumer products company, completed its reverse merger initial public offering with Virgin Group Acquisition Corp. II (NYSE: VGII), a SPAC sponsored by Virgin Group. Hercules initially committed $39.2 million in venture debt financing in April 2021 and currently holds 61,300 shares of common stock as of June 30, 2022.

In Registration or SPAC:

•

In December 2021, Hercules’ portfolio company ZeroFox Inc., a cybersecurity software-as-a-service company, announced it has entered into a definitive agreement for a reverse merger initial public offering with L&F Acquisition Corp. (NYSE: LNFA), a SPAC. As part of the deal, ZeroFox will acquire IDX, a digital privacy protection and data breach response service company. The new company will be renamed ZeroFox Holdings Inc. and is expected to trade on the New York Stock Exchange under the ticker “ZFOX.” Hercules initially committed $30.0 million in venture debt financing beginning in June 2019 and currently holds warrants for 648,350 shares of Preferred Series C-1 stock as of June 30, 2022.

•	One Confidential S-1 Filer

There can be no assurances that companies that have yet to complete their IPOs will do so or that pending merger announcements will close.

M&A Activity in Q2 2022

•

In May 2022, Hercules’ portfolio company Antares Pharma (NASDAQ: ATRS), a specialty pharmaceutical company focused primarily on the development and commercialization of pharmaceutical products and technologies that address patient needs in targeted therapeutic areas, was acquired by Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies, for $5.60 per share in cash. Hercules cumulatively committed $60.0 million in venture debt financing beginning in June 2017.

Conference Call

Hercules has scheduled its second quarter 2022 financial results conference call for July 28, 2022 at 2:00 p.m. PT (5:00 p.m. ET). To participate via telephone, please register here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. While not required, it is recommended you join 10 minutes prior to the event start. A live webcast of the second quarter 2022 financial results conference call will also be available on the investor relations section of the Company’s website at investor.htgc.com. An archived webcast replay will be available on the Company’s website for at least 30 days following the conference call.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $15 billion to over 590 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules, through its wholly owned subsidiary, Hercules Adviser LLC (“Hercules Adviser”), also maintains an asset management business through which it manages investments for external parties (“Adviser Funds”). Hercules Adviser is registered as an investment adviser under the Investment Advisers Act of 1940.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one retail bond issuance of 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and should not be relied upon in making any investment decision. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. While we cannot identify all such risks and uncertainties, we urge you to read the risks discussed in our Annual Report on Form 10-K and other materials that we publicly file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are made only as of the date hereof. Hercules assumes no obligation to update any such statements in the future.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	June 30, 2022	December 31, 2021
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,667,854 and $2,293,398, respectively)	$2,632,403	$2,351,560
Control investments (cost of $87,228 and $84,039, respectively)	82,875	73,504
Affiliate investments (cost of $8,245 and $13,547, respectively)	3,613	9,458

Total investments, at fair value (cost of $2,763,327 and $2,390,984, respectively; amounts related to a VIE $234,170 and $0, respectively)	2,718,891	2,434,522
Cash and cash equivalents	115,309	133,115
Restricted cash (amounts related to a VIE $3,371 and $0, respectively)	3,371	3,150
Interest receivable	22,112	17,365
Right of use asset	6,349	6,761
Other assets	3,691	5,100

Total assets	$2,869,723	$2,600,013

Liabilities
Debt (net of debt issuance costs; amounts related to a VIE $147,663 and $0, respectively)(1)	$1,498,612	$1,236,303
Accounts payable and accrued liabilities	36,711	47,781
Operating lease liability	6,660	7,382

Total liabilities	$1,541,983	$1,291,466

Net assets consist of:
Common stock, par value	128	117
Capital in excess of par value	1,242,618	1,091,907
Total distributable earnings	84,994	216,523

Total net assets	$1,327,740	$1,308,547

Total liabilities and net assets	$2,869,723	$2,600,013

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	127,285	116,619
Net asset value per share	$10.43	$11.22

(1)

The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, October 2033 Notes, January 2027 Notes, July 2024 Notes, March 2026A and B Notes, September 2026 Notes, and 2031 Asset-backed Notes as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Investment income:
Interest income
Non-control/Non-affiliate investments	$67,511	$60,276	$127,601	$123,258
Control investments	1,144	1,029	2,259	1,828
Affiliate investments	76	1	1,123	2

Total interest income	68,731	61,306	130,983	125,088
Fee income
Non-control/Non-affiliate investments	3,367	8,238	6,256	13,207
Control investments	17	15	33	23
Affiliate investments	—	—	—	—

Total fee income	3,384	8,253	6,289	13,230

Total investment income	72,115	69,559	137,272	138,318
Operating expenses:
Interest	12,698	14,490	24,345	29,240
Loan fees	1,492	2,220	3,334	5,020
General and administrative	4,322	4,068	8,140	7,664
Tax Expenses	1,821	1,746	2,533	3,184
Employee compensation
Compensation and benefits	11,060	8,349	19,389	18,153
Stock-based compensation	3,661	2,926	8,085	5,670

Total employee compensation	14,721	11,275	27,474	23,823

Total gross operating expenses	35,054	33,799	65,826	68,931

Expenses allocated to the Adviser Subsidiary	(3,070)	(1,204)	(4,472)	(2,137)

Total net operating expenses	31,984	32,595	61,354	66,794

Net investment income	40,131	36,964	75,918	71,524
Net realized gain (loss) and change in unrealized appreciation (depreciation):
Net realized gain (loss)
Non-control/Non-affiliate investments	(2,133)	47,861	(4,600)	55,631
Affiliate investments	—	(62,143)	3,772	(62,143)
Loss on debt extinguishment	—	—	(3,686)	—

Total net realized gain (loss)	(2,133)	(14,282)	(4,514)	(6,512)

Net change in unrealized appreciation (depreciation)
Non-control/Non-affiliate investments	(51,749)	3,075	(90,698)	21,097
Control investments	4,728	(5,255)	6,182	(3,553)
Affiliate investments	(1,295)	62,229	(542)	64,338

Total net unrealized appreciation (depreciation)	(48,316)	60,049	(85,058)	81,882

Total net realized gain (loss) and net change in unrealized appreciation (depreciation):	(50,449)	45,767	(89,572)	75,370

Net increase (decrease) in net assets resulting from operations	$(10,318)	$82,731	$(13,654)	$146,894

Net investment income before investment gains and losses per common share:
Basic	$0.32	$0.32	$0.62	$0.62

Change in net assets resulting from operations per common share:
Basic	$(0.09)	$0.71	$(0.12)	$1.27

Diluted	$(0.09)	$0.65	$(0.12)	$1.21

Weighted average shares outstanding:
Basic	124,255	114,654	121,292	114,480

Diluted	124,255	129,572	121,292	122,188

Distributions paid per common share:
Basic	$0.48	$0.39	$0.96	$0.76